Exhibit 99.1

BPL — 2011 Third-Quarter Earnings Results	Page 1

Contact:	Investor Relations Irelations@buckeye.com (800) 422-2825
BUCKEYE PARTNERS, L.P. REPORTS 2011 THIRD-QUARTER EARNINGS RESULTS; INCREASES QUARTERLY CASH
DISTRIBUTION
HOUSTON, November 4, 2011 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported a net loss attributable to Buckeye’s unitholders for the third quarter of 2011 of $109.7 million, or a $1.18 loss per limited partner unit, compared with net income attributable to Buckeye’s unitholders for the third quarter of 2010 of $11.9 million, or $0.60 per unit. In the third quarter of 2011, Buckeye recorded a non-cash charge for the impairment of $169.6 million of goodwill associated with the acquisition of Lodi Gas Storage, L.L.C. (“Lodi”). Continued weakness in the gas storage market and reduced earnings expectations for the Natural Gas Storage operating segment triggered the need to perform a goodwill impairment analysis, which resulted in the impairment of the goodwill associated with Lodi. Excluding the goodwill impairment charge, net income attributable to Buckeye’s unitholders would have been $59.9 million, or $0.64 per unit.
The diluted weighted average number of units outstanding in the third quarter of 2011 was 93.0 million compared to 20.0 million in the third quarter of 2010. The increase in the number of units reported for the third quarter of this year versus the third quarter of 2010 was significantly impacted by Buckeye’s merger with Buckeye GP Holdings L.P. in the fourth quarter of 2010. The issuance of units in connection with the acquisition of Bahamas Oil Refining Company International (“BORCO”) in the first quarter of 2011 and a unit offering in the second quarter of 2011 also contributed to the increase in units.
Buckeye’s Adjusted EBITDA (as defined below) for the third quarter of 2011 was $126.5 million compared with Adjusted EBITDA of $101.4 million for the third quarter of 2010. The 24.8 percent increase in Adjusted EBITDA was primarily the result of contributions from recent acquisitions. Buckeye’s management uses Adjusted EBITDA as the primary measure of performance.
“Our third quarter results reflect the positive impact of recent acquisitions and solid performance from our legacy assets through a challenging overall economic environment, extreme weather conditions, and disruptions in refinery supply,” stated Forrest E. Wylie, Chairman and CEO. “The successful execution of our overall long-term growth strategy has allowed us to achieve record Adjusted EBITDA while continuing to perform at a high level during these challenging conditions.”
“We believe Buckeye is well-positioned for even better performance in 2012,” Wylie added. “We are working to maximize the benefit from our recently acquired assets by implementing our operating model and capitalizing on additional commercial opportunities. We also believe our legacy assets’ performance will be stronger in 2012 as we benefit from expected increases in transportation and storage revenue and incremental cash flow from organic growth initiatives.”
Buckeye also announced today that its general partner declared a cash distribution of $1.025 per limited partner unit for the quarter ended September 30, 2011. Class B unitholders will not receive a distribution of cash, but

BPL — 2011 Third-Quarter Earnings Results	Page 2
instead will be issued additional Class B units pursuant to Buckeye’s partnership agreement. The distribution will be payable on November 30, 2011 to unitholders of record on November 14, 2011. This cash distribution is the 30th consecutive increase in the quarterly cash distribution and represents a 5.1 percent increase over the $0.975 per limited partner unit distribution declared for the third quarter of 2010. Buckeye has paid cash distributions in each quarter since its formation in 1986.
Earlier this week, Buckeye announced it completed the purchase of two propane storage caverns in Huntington, Indiana and Tuscola, Illinois from BP North America Inc. and its affiliates (“BP”). These assets mark Buckeye’s entry into the wholesale storage and throughput of liquefied petroleum gas, a complementary extension of Buckeye’s existing refined products business.
Also earlier this week, Buckeye commenced operations at the newly constructed inland dock at BORCO, Buckeye’s marine terminal in the Bahamas. The inland dock is located inside Freeport Harbor in Freeport, Grand Bahama and can handle a range of vessels from small barges up to Panamax size liquid petroleum tankers. This dock is capable of loading and offloading fuel oil and clean petroleum products and is fully connected to the terminal tank farm and to the offshore jetties.
“The inland dock is instrumental in providing customers inclement weather access to our storage facility due to the inland dock’s location inside Freeport Harbor,” said Clark C. Smith, Buckeye’s President and Chief Operating Officer. “The completion of our inland dock represents only the first phase of the expansion project at our BORCO marine terminal facility. In addition, Buckeye is upgrading and expanding our largest offshore jetty, capable of handling VLCC tankers, and has begun construction of significant incremental storage capacity at this facility.”
Buckeye will host a conference call with members of executive management today, November 4, 2011, at 11:00 a.m. Eastern Time. To access the live Webcast of the call, go to http://www.visualwebcaster.com/event.asp?id=83044 10 minutes prior to its start. Interested parties may participate in the call by dialing 877-240-9772. A replay will be archived and available at this link until December 4, 2011, and the replay also may be accessed by dialing 800-408-3053 and entering passcode 1088054.
Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with over 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of approximately 64 million barrels, operates approximately 3,400 miles of pipeline under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in the Bahamas, BORCO, is one of the largest oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub. Buckeye is celebrating its 125th anniversary as a midstream energy company in 2011. More information concerning Buckeye can be found at www.buckeye.com.
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EBITDA, a measure not defined under U.S. generally accepted accounting principles (“GAAP”), is defined by Buckeye as net income attributable to Buckeye’s unitholders before interest and debt expense, income taxes, and depreciation and amortization. The EBITDA measure eliminates the significant level of non-cash depreciation and amortization expense that results from the capital-intensive nature of Buckeye’s businesses and from intangible assets recognized in business combinations. In addition, EBITDA is unaffected by Buckeye’s capital structure due to the elimination of interest and debt expense and income taxes. Adjusted

BPL — 2011 Third-Quarter Earnings Results	Page 3
EBITDA, which also is a non-GAAP measure, is defined by Buckeye as EBITDA plus: (i) non-cash deferred lease expense, which is the difference between the estimated annual land lease expense for Buckeye’s natural gas storage facility in the Natural Gas Storage segment to be recorded under GAAP and the actual cash to be paid for such annual land lease; (ii) non-cash unit-based compensation expense; (iii) income attributable to noncontrolling interests related to Buckeye for periods prior to the merger of Buckeye and Buckeye GP Holdings L.P. (the “Merger”); and (iv) the goodwill impairment expense associated with Lodi; less: (i) amortization of unfavorable storage contracts acquired in the BORCO acquisition; and (ii) gain on the sale of our equity investment in WTLPG. The EBITDA and Adjusted EBITDA data presented may not be directly comparable to similarly titled measures at other companies because EBITDA and Adjusted EBITDA exclude some items that affect net income attributable to Buckeye’s unitholders, and these measures may be defined differently by other companies. Management of Buckeye uses Adjusted EBITDA to evaluate the consolidated operating performance and the operating performance of the business segments and to allocate resources and capital to the business segments. In addition, Buckeye’s management uses Adjusted EBITDA as a performance measure to evaluate the viability of proposed projects and to determine overall rates of return on alternative investment opportunities.
Distributable cash flow, which is a financial measure included in the schedules to this press release, is another measure not defined under GAAP. Distributable cash flow is defined by Buckeye as net income attributable to Buckeye’s unitholders plus: (i) depreciation and amortization expense; (ii) noncontrolling interests related to Buckeye that were eliminated as a result of the Merger; (iii) deferred lease expense for Buckeye’s Natural Gas Storage segment; (iv) unit-based compensation expense; (v) the goodwill impairment expense associated with Lodi; (vi) write-off of deferred financing costs; and (vii) amortization of deferred financing costs and debt discounts (all of which are non-cash expense); less: (i) maintenance capital expenditures; (ii) amortization of unfavorable storage contracts acquired in the BORCO acquisition; and (iii) gain on the sale of our equity investment in WTLPG. Buckeye’s management believes that distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of Buckeye’s cash available for distribution to its unitholders.
EBITDA, Adjusted EBITDA, and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.
Buckeye believes that investors benefit from having access to the same financial measures used by Buckeye’s management. Further, Buckeye believes that these measures are useful to investors because they are one of the bases for comparing Buckeye’s operating performance with that of other companies with similar operations, although Buckeye’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of each of EBITDA, Adjusted EBITDA, and distributable cash flow to net income attributable to Buckeye’s unitholders.
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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (5) shutdowns or interruptions at the source points for the products we

BPL — 2011 Third-Quarter Earnings Results	Page 4
transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, and (9) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our most recently filed Quarterly Reports on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
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BPL — 20011 Third-Quarter Earnings Results	Page 5
BUCKEYE PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Product sales	$884,436	$564,044	$2,775,698	$1,633,958
Transportation and other services	232,475	170,813	670,841	499,349

Total revenue	1,116,911	734,857	3,446,539	2,133,307

Costs and expenses:
Cost of product sales and natural gas storage services	881,596	560,248	2,773,899	1,628,630
Operating expenses	96,776	68,685	266,909	204,037
Depreciation and amortization	31,230	15,062	87,227	44,259
General and administrative	15,054	11,349	47,751	35,438
Goodwill impairment expense	169,560	—	169,560	—
Total costs and expenses	1,194,216	655,344	3,345,346	1,912,364

Operating income (loss)	(77,305)	79,513	101,193	220,943

Other income (expense):
Earnings from equity investments	2,379	3,391	7,760	8,807
Gain on sale of equity investment	—	—	34,112	—
Interest and debt expense	(33,199)	(22,082)	(90,292)	(65,088)
Other income (expense)	(75)	140	432	380

Total other income (expense)	(30,895)	(18,551)	(47,988)	(55,901)

Net income (loss)	(108,200)	60,962	53,205	165,042
Less: net income attributable to noncontrolling interests	(1,500)	(49,021)	(4,391)	(130,324)

Net income (loss) attributable to Buckeye Partners, L.P.	$(109,700)	$11,941	$48,814	$34,718

Earnings per unit:
Basic	$(1.18)	$0.60	$0.55	$1.74

Diluted	$(1.18)	$0.60	$0.54	$1.74

Weighted average number of units outstanding:
Basic	92,982	19,952	89,499	19,952

Diluted	92,982	19,952	89,831	19,952

BPL — 20011 Third-Quarter Earnings Results	Page 6
BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Pipelines & Terminals	$162,740	$145,521	$456,056	$424,536
International Operations	47,986	—	146,051	—
Natural Gas Storage	15,742	21,663	49,431	68,318
Energy Services	894,618	566,804	2,810,055	1,636,955
Development & Logistics	10,766	9,082	30,937	27,382
Intersegment eliminations	(14,941)	(8,213)	(45,991)	(23,884)

Total revenue	$1,116,911	$734,857	$3,446,539	$2,133,307

Total costs and expenses: (1)
Pipelines & Terminals	$93,482	$72,874	$247,679	$214,950
International Operations	30,329	—	89,693	—
Natural Gas Storage	187,820	18,868	227,527	58,770
Energy Services	889,203	564,223	2,801,115	1,638,242
Development & Logistics	8,323	7,592	25,323	24,286
Intersegment eliminations	(14,941)	(8,213)	(45,991)	(23,884)

Total costs and expenses	$1,194,216	$655,344	$3,345,346	$1,912,364

Depreciation and amortization:
Pipelines & Terminals	$14,727	$11,649	$40,502	$34,346
International Operations	12,868	—	36,299	—
Natural Gas Storage	1,807	1,643	5,326	4,924
Energy Services	1,379	1,331	3,894	3,702
Development & Logistics	449	439	1,206	1,287

Total depreciation and amortization	$31,230	$15,062	$87,227	$44,259

Operating income (loss):
Pipelines & Terminals	$69,258	$72,647	$208,377	$209,586
International Operations	17,657	—	56,358	—
Natural Gas Storage	(172,078)	2,795	(178,096)	9,548
Energy Services	5,415	2,581	8,940	(1,287)
Development & Logistics	2,443	1,490	5,614	3,096

Total operating income (loss)	$(77,305)	$79,513	$101,193	$220,943

Adjusted EBITDA:
Pipelines & Terminals	$86,510	$89,051	$260,743	$256,458
International Operations	30,095	—	86,248	—
Natural Gas Storage	426	5,753	266	18,311
Energy Services	6,978	4,586	13,578	4,340
Development & Logistics	2,519	2,013	5,563	3,500

Adjusted EBITDA	$126,528	$101,403	$366,398	$282,609

Capital additions: (2)
Pipelines & Terminals	$26,644	$16,256	$61,156	$38,129
International Operations	62,442	—	122,837	—
Natural Gas Storage	852	4,174	5,673	7,466
Energy Services	538	771	1,228	2,835
Development & Logistics	431	502	474	845

Total capital additions	$90,907	$21,703	$191,368	$49,275

Summary of capital additions: (2)
Maintenance capital expenditures	$16,803	$9,318	$36,569	$18,513
Expansion and cost reduction	74,104	12,385	154,799	30,762

Total capital additions	$90,907	$21,703	$191,368	$49,275

(1)	Includes depreciation and amortization.

(2)	Amounts exclude accruals for capital expenditures.

	September 30,	December 31,
Key Balance Sheet information:	2011	2010
Cash and cash equivalents	$16,196	$13,626
Long-term debt, total (includes BPL Credit Facility)	2,315,106	1,519,393
BPL Credit Facility	245,700	98,000

BPL — 20011 Third-Quarter Earnings Results	Page 7
BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA — Continued
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating data:
Pipelines & Terminals throughput (b/d - 000s):
Pipelines:
Gasoline	682.6	663.9	649.1	647.4
Jet fuel	344.8	350.7	339.8	337.5
Diesel fuel	267.3	237.0	250.8	229.2
Heating oil	29.6	35.0	56.8	61.4
LPGs	15.1	16.7	17.5	19.5
Other products	4.5	3.3	7.2	2.6

Total pipelines throughput	1,343.9	1,306.6	1,321.2	1,297.6

Terminals throughput (b/d - 000s):
Products throughput	900.1	566.2	688.6	564.2

Pipeline Average Tariff (Cents/bbl.)	77.3	75.7	76.1	73.7

International Operations (b/d - 000s):
Products throughput	391.8	—	477.9	—

Energy Services (in millions of gallons):
Sales volumes	297.4	278.0	960.8	780.0

BPL — 20011 Third-Quarter Earnings Results	Page 8
BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except per unit amounts and coverage ratio)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Adjusted EBITDA:
Net income (loss) attributable to Buckeye Partners, L.P.	$(109,700)	$11,941	$48,814	$34,718
Interest and debt expense	33,199	22,082	90,292	65,088
Income tax benefit	—	229	(193)	(435)
Depreciation and amortization	31,230	15,062	87,227	44,259

EBITDA	(45,271)	49,314	226,140	143,630
Net income attributable to noncontrolling interests affected by Merger (for periods prior to Merger) (1)	—	49,150	—	130,205
Gain on sale of equity investment	—	—	(34,112)	—
Amortization of unfavorable storage contracts	(485)	—	(4,813)	—
Non-cash deferred lease expense	1,030	1,059	3,091	3,176
Non-cash unit-based compensation expense	1,694	1,880	6,532	5,598
Goodwill impairment expense	169,560	—	169,560	—

Adjusted EBITDA	$126,528	$101,403	$366,398	$282,609

Distributable cash flow:
Net income (loss) attributable to Buckeye Partners, L.P.	$(109,700)	$11,941	$48,814	$34,718
Depreciation and amortization	31,230	15,062	87,227	44,259
Net income attributable to noncontrolling interests affected by Merger (for periods prior to Merger) (1)	—	49,150	—	130,205
Gain on sale of equity investment	—	—	(34,112)	—
Non-cash deferred lease expense	1,030	1,059	3,091	3,176
Non-cash unit-based compensation expense	1,694	1,880	6,532	5,598
Amortization of unfavorable storage contracts	(485)	—	(4,813)	—
Write-off of deferred financing costs	3,331	—	3,331	—
Amortization of deferred financing costs and debt discounts	1,159	968	3,420	3,445
Goodwill impairment expense	169,560	—	169,560	—
Maintenance capital expenditures	(16,803)	(9,318)	(36,569)	(18,513)

Distributable cash flow	$81,016	$70,742	$246,481	$202,888

Cash Distributions for Coverage Ratio (2)	$88,357	$63,836	$261,742	$188,616

Cash Distribution Coverage Ratio	0.92	1.11	0.94	1.08

(1)	Represents merger between Buckeye Partners, L.P. and Buckeye GP Holdings L.P. in November 2010.

(2)	Represents cash distributions declared for limited partner units (LP units) outstanding as of each respective period. 2011 amounts reflect actual cash distributions paid on LP units for the quarters ended March 31, 2011 and June 30, 2011 and estimated cash distributions for the quarter ended September 30, 2011. Distributions with respect to the 6,915,725 and 7,042, 771 Class B units outstanding on the record date for the quarter ending March 31, 2011 and June 30, 2011, respectively, and the 7,175,839 Class B units expected to be outstanding for the quarter ending September 30, 2011 are paid in additional Class B units rather than in cash.